EXHIBIT 10.4 - Financial Advisory Agreement with LM Investment Group, Inc.


                            LM Investment Group, Inc.
                               523 NE 47th Street
                            Boca Raton, Florida 33431

                                                                     May 1, 2000

Tim Murtaugh
CEO
Pipeline Technologies, Inc., Inc..
1001 Kings Avenue
Suite Two Hundred
Jacksonville, FL  32207

Gentlemen,

     The purpose of this letter is to confirm the engagement of LM Investment Group, Inc.(LMIG) as exclusive placement agent and financial advisor for Pipeline Technologies, Inc. Inc. for the Engagement Period (as herein defined), in connection with a proposed private offering of 1,000,000 minimum / 3,000,000 maximum shares to be priced at $2.00 per share on the terms set forth on the Term Sheet hereto (the "Financing"). The terms pursuant to which LMIG is to assist and advise the Company in connection with the Financing are:

1. Services. The Company hereby engages LMIG as its exclusive placement agent and financial advisor in connection with the Financing. In connection therewith, LMIG shall provide the following services: (i) advise the Company with respect to the form and structure of the proposed Financing;
     (ii) assist the Company in developing any necessary materials; (iii) identify and make contact with prospective financing sources; (iv) assist the Company in conducting presentations and due diligence meetings with prospective financing sources; and (v) assist the Company in obtaining a Nasdaq small-cap market listing; & (vi) provide such other financial and advisory and investment banking services required to close the Financing. The Financing is to be placed by LMIG on a "best efforts" basis to accredited investors.

2. Information. In connection with LMIG activities on the Company's behalf, the Company will furnish LMIG or prospective financing sources with all information that it may reasonably request and provide LMIG or prospective financing sources reasonable access to Company officers, directors, accountants and counsel.

3. Documentation. The Company and it's counsel shall prepare a Private Placement Memorandum or said other documentation which in the opinion of company counsel is sufficient for the financing; and the Company and its counsel shall prepare any Notes, Certificates of Designation, or other certificates that may be necessary representing the securities to be sold in the Financing. The Company will pay all expenses incurred in connection with the preparation and the printing of any such documents, as well as its own accounting, legal, travel and other expenses incurred in connection with the Financing.

4. Compensation. In consideration of LMIG services, LMIG shall be entitled to receive, and the Company hereby agrees to pay LMIG the following:


     (a) A $10,000 retainer vs. expenses due upon the execution of this agreement; plus;

     (b) Upon closing (or any partial closing) of the Financing, a consulting fee equal to 10% of the gross proceeds of the Financing plus accountable expenses up to 3% plus;

     (c) Upon the closing of the Financing, seven year warrants to purchase 15% of the common shares sold by LMIG in the Financing, exercisable at same price ($2.00) as the offering; plus

     (d) A one year advisory agreement providing for payment of $5,000.00 per month in consideration for investor relations consultative efforts inclusive but not limited to, reverse split analyses/merger & acquisitions analyses and financial public relations support; plus

     (e)  First right of refusal


5. Expenses. In addition to the compensation described in Section 4 above, the Company agrees to promptly reimburse LMIG, upon request from time to time, for all out-of-pocket accountable expenses incurred (including, without limitation, all printing, mailing, reproduction, word processing, travel and lodging expenses reasonable fees and disbursements of LMIG' counsel (not to exceed $5,000 without written Company approval, and fees and disbursements of other consultants and advisors retained by LMIG with the Company consent) in connection with LMIG services pursuant to this Agreement.


6. Conditions to Financing. LMIG engagement hereunder is subject to the satisfaction, in its sole discretion, of the following conditions:

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     (a)  LMIG due diligence  investigation of the Company,  including,  without
          limitation,   background  searches,   customer   evaluations,   market
          analysis,   financial   statements,   business  prospects,   financial
          projections, etc;

     (b) A capitalization structure reasonably acceptable to LMIG which shall consist of (I) no more than an aggregate of 15 million shares of fully diluted Common Stock.

     (c) If the business plan is not met within 75% of the profomas of the business plan (as to sales and earnings), the offering price will be reset.

     (d)  The approval of LMIG Commitment Committee;

     (e)  The   execution  of  an  Agency   Agreement   containing   such  other
          representations and covenants of the Company as are customarily included in such agreement; and

     (f) There being no material adverse change in the business of the Company or in general market conditions.

     (g) LMIG will get one seat on the Pipeline Technologies, Inc. board of directors.


7. Indemnification. The Company shall indemnify LMIG under its standard indemnification provisions attached hereto and made a part hereof.

8. Termination. (a) As long as LMIG is proceeding in good faith with the preparations of the Financing, the Company agrees not to enter into any agreement with or solicit any underwriter, placement agent, financial advisor or other person in connection with an offering of the Company's securities for at least 90 days following LMIG receipt of financing documents allowing for subscription to the Financing or July, 2000 whichever is earlier.

9. Registration. The 1,000,000 - 3,000,000 shares sold as part of the offering must become registered ( a registration statement must be filed and declared effective within six months of the close of the offering). If this is not attained, supplemental shares at the rate of 10% per month will be issued to the investor until their stock is fully registered.

10. Future Transactions. (a) The Company hereby agrees that if at any time within 90 days from the later of (I) the date hereof, (ii) the date of the closing of the Financing, or (iii) the date of termination of this Agreement (the "Effective date"), the Company (or any of its subsidiaries or affiliated entities or successors) obtains any financing from any person or entity introduced by LMIG, the Company will pay to LMIG the fees set forth in Sections 4(b) and 4(c) above. The Company also agrees that in the event that if at any time within one year from the Effective Date, the Company enters into or consummates any merger or other business combination, or any acquisition or sale of 25% or more of the stock or assets of such selling entity (each a "Sale Transaction") with any person or entity introduced by LMIG, the Company will pay to LMIG a fee equal to three percent (3%) of the " total consideration" paid to or received by the Company and its shareholders in such Sale Transaction, such fee to be paid at the closing of the transaction to which it relates in the same manner, kind and proportion as the consideration paid in such transaction. For purposes hereof, "total consideration" shall include, but not limited to, cash, the face or fair market value of any debt or equity securities issued, any long term debt assumed or paid off, and any severance, non-compete or other payments in excess of standard amounts.

11. Governing Law/Resolution of Disputes. The validity and interpretation of the Agreement shall be governed by the laws of the State of Florida applicable to agreements made to be fully performed therein. LMIG and the Company will attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and a spirit of mutual cooperation. If those attempts fail, then the dispute will be mediated by a mutually acceptable mediator to be chosen by LMIG and the Company within 15 days after written notice from either party demanding mediation. Neither party may unreasonably withhold consent to selection of a mediator, and the parties will share the costs of the mediation equally. Any dispute which the parties cannot resolve through negotiation or mediation within six months of the date of the initial demand for it by one of the parties may then be submitted to binding arbitration under the rules of the American Arbitration Organization of New York for resolution.

     The use of mediation will not be construed under the doctrine of latches, waiver or estoppel to affect adversely the rights of either party. Nothing in this paragraph will prevent either party from resorting to judicial proceedings if (a) good faith efforts to resolve the dispute under these procedures have been unsuccessful or (b) interim relief from a court is necessary to prevent serious and irreparable injury.

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12.  Successors and Assigns.  The benefits of this Agreement  shall inure to the respective successors and assigns of the parties hereto, their successors, assigns and representatives, and the obligations and liabilities assumed in this agreement by the parties shall be binding upon their respective successors and assigns; provided, that the rights and obligations of either party under this Agreement may not be assigned without the prior written consent of the other party and any other purported assignment shall be null and void.

13.  Miscellaneous. The following conditions apply:

     (a) It is understood that the obligation of LMIG is to use its best efforts to secure the Financing and there is no obligation on the part of LMIG to participate in such Financing.

     (b) The Company represents hereby that it is a sophisticated business enterprise that has retained LMIG for the limited purposes set forth in this letter, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature. Each party disclaims an intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by this letter.

     (c ) If the Company does not attain the estimated sales and earnings of the business plan(within 75%), a provision shall be made with respect to the stock price or the amount of stock the investor will receive and shall be reset.

If the foregoing is acceptable, please sign a copy of this letter in the space provided below and return the copy to the undersigned by April 10, 2000. If an executed copy of the letter agreement is not received on or prior to such date, this letter shall be void and no further force or effect.

                                Very truly yours,

                  LM Investment Group, Inc. By:  /s/ Jeffrey Leach
                                                 -----------------

                  Confirmed and Agreed to this 1st day of May, 2000


                  Pipeline Technologies, Inc.

                          By:  /s/ Timothy J. Murtaugh, CEO
                               ----------------------------

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                                   Term Sheet

      Offering:                  1,000,000 - 3,000,000 shares of common stock
                                 at $2.00.


      Mini/Max:                  $2,000,000 - $6,000,000


      Lock-up Provision:         Until Registration is declared
                                 (within 12 months)


      Dividend Rate:             None

      Registration:              Registration of underlying Common Stock one
                                 year after closing with resets.

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                           INDEMNIFICATION PROVISIONS

     Pipeline Technologies, Inc., Inc. (the "Company") agrees to indemnify and hold harmless obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs, expenses and disbursements, as and when incurred of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which LMIG is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with LMIG acting for the Company, including without limitation, any act or omission by LMIG in connection with its acceptance of or the performance or non-performance of its obligations under the Agreement dated April 5, 2000, between the Company and LMIG to which these indemnification provisions are attached and form a part (the "Agreement"). The Company also agrees that LMIG shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of LMIG except to the extent that any such liability is found in a final judgement by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from LMIG gross negligence or willful misconduct.

     The indemnification provisions shall be in addition to any liability which the Company may otherwise have to LMIG or the persons indemnified below in this sentence and shall extend to the following: LMIG, its affiliated entities, partners, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, employees, legal counsel, agents and controlling persons of any of them. All references to LMIG in these indemnification provisions shall be understood to include any and all of the foregoing.

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     If any action, suit, proceeding or investigation is commenced,  as to which
LMIG proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by LMIG to notify the Company shall not relieve the Company from its obligations hereunder except to the extent that the Company is materially prejudiced thereby. If the Company so elects, or is requested by LMIG, the Company will assume the defense of such action, suit, proceeding or investigation, including the employment of counsel reasonably acceptable to LMIG, and the payment of fees and disbursements of such counsel. In the event, however, that the Company fails to promptly assume the defense thereof with counsel reasonably acceptable to LMIG, or LMIG determines in its reasonable judgement that it has one or more defenses different than or in addition to those of the Company, then LMIG shall have the right to retain one counsel (in addition to any local counsel) of its own choice to represent it, and the Company shall pay the fees, expenses and disbursements of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against LMIG made with the Company's written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of LMIG, settle or compromise any claim, or permit a default or consent to the entry of any judgement in respect thereof, unless such settlement, compromise or consent includes, as a conditional term thereof, the giving by the claimant to LMIG of an unconditional release from all liability in respect of such claim.

     In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgement by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and LMIG, on the other hand, shall contribute to the losses, claims damages, obligations, penalties, judgements, awards, liabilities, costs, expenses, and disbursements, to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and LMIG, on the other hand, and also the relative fault of the Company. On the one hand, and LMIG, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages obligations, penalties, judgements, awards, liabilities, costs, expenses or disbursements and the relevant equitable considerations shall also be considered.

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     No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, LMIG shall not be obligated to contribute any amount thereunder that exceeds the amount of fees previously received by LMIG pursuant to this Agreement.

     Neither termination nor completion of the engagement of LMIG referred to above shall these indemnification provisions which shall then remain operative and in full force and effect.